Exhibit 99.1

RadNet Announces a Proposed Refinancing Transaction for its $611 Million Senior Secured Term Loan and $195 Million Senior Secured Revolving Credit Facility

LOS ANGELES, April 06, 2021 (GLOBE NEWSWIRE) -- RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective diagnostic imaging services through a network of owned and/or operated outpatient imaging centers, today announced a proposed refinancing transaction for its existing senior secured first lien term loan, which had a balance of $611 million as of December 31, 2020, and its $195 million senior secured revolving credit facility, which was undrawn as of year-end 2020. The Company seeks to replace these facilities with a proposed seven-year $675 million senior secured term loan B facility and a five-year $195 million senior secured first lien revolving credit facility. In addition to repaying the existing $611 million senior secured first lien term loan, the proceeds are expected to pay estimated fees and expenses and fund cash to the Company’s balance sheet.

The proposed refinancing transaction would be subject to negotiations with lenders and market and other conditions. As such, there can be no assurance that RadNet will complete a refinancing transaction on terms that are favorable to RadNet or its investors. RadNet may engage from time to time in discussions with creditors of RadNet, as well as their respective advisors, as RadNet pursues the potential refinancing transaction.

Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, commented, “We have publicly discussed in recent quarters the possibility of extending the maturity of our debt capital, lowering our cost of capital and provide the Company further operating flexibility through refinancing our current senior secured debt. After having consulted with our financial advisors, we expect to launch a refinancing transaction designed to replace our current senior secured first lien term loan and revolving credit facility with similar debt facilities, subject to market and other conditions, extend current maturities and fund an additional cash balance which we can use to further grow our business. If successful, we currently expect to consummate a transaction this month.”

About RadNet, Inc.

RadNet, Inc. is the leading national provider of freestanding, fixed-site diagnostic imaging services in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 331 owned and/or operated outpatient imaging centers. RadNet's core markets include California, Maryland, Delaware, New Jersey, New York and Arizona. In addition, RadNet provides radiology information technology solutions, teleradiology professional services and other related products and services to customers in the diagnostic imaging industry. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 8,300 employees. For more information, visit http://www.radnet.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are expressions of our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, and anticipated future conditions, events and trends. Forward-looking statements can generally be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements in this press release include, among others, statements we make regarding our ability to complete the proposed refinancing of our credit facilities, the timing or the ultimate terms of any such refinancing.

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Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors that could impact our ability to refinance our current indebtedness include, among others, the following:

•	the ongoing impact of the COVID-19 pandemic on our business, suppliers, payors, customers, referral sources, partners, patients and employees;

•	our ability to service our indebtedness, make principal and interest payments as those payments become due and remain in compliance with applicable debt covenants;

•	changes in general economic conditions nationally and regionally in the markets in which we operate;

•	our ability to maintain our current credit rating and the impact on our funding costs and competitive position if we do not do so;

•	volatility in interest and exchange rates, or credit markets;

•	the occurrence of hostilities, political instability or catastrophic events; and

•	the emergence or reemergence of and effects related to future pandemics, epidemics and infectious diseases.

Any forward-looking statement contained in this press release is based on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of changed circumstances, new information, future developments or otherwise, except as required by applicable law.

Contact:

RadNet, Inc.
Mark Stolper, 310-445-2800
Executive Vice President and Chief Financial Officer

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